Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

InMed Pharmaceuticals Inc.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, without par value	-		(2)	(3)	(3)	-	-
	Equity	Preferred Shares, without par value	-		(2)	(3)	(3)	-	-
	Other	Warrants	-		(2)	(3)	(3)	-	-
	Other	Subscription Rights	-		(2)	(3)	(3)	-	-
	Other	Units (4)	-		(2)	(3)	(3)	-	-
	Unallocated (Universal) Shelf	-	457	(o)			$50,000,000	0.0000927	$4,635
Fees Previously Paid	N/A	N/A	N/A		N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts						$50,000,000		$4,635
	Total Fees Previously Paid								0.00
	Total Fee Offsets								0.00
	Net Fee Due								$4,635

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of common shares and preferred shares as may be issuable with respect to the shares being registered hereunder as a result of share splits, share dividends or similar transactions.

(2)	There are being registered hereunder such indeterminate number of common shares and preferred shares, such indeterminate number of warrants, rights and purchase contracts to purchase common shares or preferred shares, and such indeterminate number of units, as shall have an aggregate initial offering price not to exceed $50,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered also include such indeterminate number of common shares and preferred shares as may be issued upon conversion of or exchange for preferred shares that provide for conversion or exchange, upon exercise of warrants or rights or performance of purchase contracts or pursuant to the anti-dilution provisions of any such securities.

(3)	The proposed maximum initial offering price per share or unit and the proposed maximum aggregate offering price per class of security will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3.

(4)	Each unit will consist of one or more common shares, preferred shares, warrants, subscription rights or any combination of such securities, which may or may not be separable from one another.